Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2023, relating to the financial statements and financial highlights of TCW Transform 500 ETF (formerly Engine No. 1 Transform 500 ETF), TCW Transform Systems ETF (formerly Engine No. 1 Transform Climate ETF), and TCW Transform Supply Chain ETF (formerly Engine No. 1 Transform Supply Chain ETF), each a series of TCW ETF Trust (formerly Engine No. 1 ETF Trust), for the year ended October 31, 2023.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
June 18, 2024